EXHIBIT 10.1

Employment Agreement

This Employment Agreement (“Agreement”) is made as of the 9th day of January, 2006, by and between Hooper Holmes, Inc., a New York corporation, with its principal office at 170 Mt. Airy Road, Basking Ridge, New Jersey 07920 (the “Company”) and James Calver, residing at 191 Weed Avenue, Stamford, Connecticut 06902 ( “Employee”).

RECITALS

The Company desires to enter into this Agreement in order to obtain the services of Employee, and Employee desires to be employed by the Company, subject to the terms and conditions of this Agreement.

Now, therefore, in consideration of the mutual promises and agreements contained herein, and other good and valuable consideration, the parties hereby agree as follows:

1. Employment.

a. The Company hereby agrees to employ Employee, and Employee hereby accepts employment with the Company in the full time position of President and Chief Executive Officer, and Employee agrees to perform the duties and responsibilities as are customary and inherent in such position and such other duties as the Company’s Board of Directors (the “Board”) may specify. Employee shall be elected to the Board effective on January 16, 2006. Employee shall be based in Basking Ridge, N.J.

b. Employee agrees to devote his entire business time and energies to the business of the Company and its subsidiary companies and to be employed by and work for the Company.

c. Employee represents and warrants to the Company that he is not a party to any agreement that would restrict or prohibit him from being employed by the Company.

2. Term, Compensation and Benefits.

a. The term of this Agreement shall be for a period of two (2) years beginning on January 16, 2006 and ending on January 15, 2008 and shall continue thereafter unless terminated in accordance with the terms hereof. At the discretion of the Compensation Committee of the Board, this Agreement may be reviewed annually by the Compensation Committee so long as it is in effect to determine if it continues to meet the Company’s objectives.

b. Employee shall receive an annual salary of Four Hundred Thousand Dollars ($400,000) per year, payable on a pro rated basis in accordance with the Company’s standard payroll dates, provided such payments shall not be made less frequently than twice in each calendar month. In addition, Employee shall also receive incentive compensation of up to Four Hundred Thousand Dollars ($400,000) per year upon meeting certain performance goals as established by the Board, except that for the first year of Employee’s employment this incentive compensation shall be guaranteed so long as Employee continues to be employed by the Company and payable in four equal installments at the end of each quarter. All compensation shall be reduced by such deductions or amounts as are required to be deducted or withheld by applicable laws or regulations and such other deductions or amounts, if any, as may be authorized by Employee. Employee and Company agree that any increase in Employee’s compensation following the execution of this Agreement shall not require a written amendment to this Agreement.

c. On or shortly after January 16, 2006, Employee will be granted options to purchase 100,000 shares of common stock of the Company under, and in accordance with the terms of, the Company’s existing option plans.

d. Employee shall be offered an Employee Retention Agreement in the form of Exhibit A to this Agreement (“Retention Agreement”) and shall also receive the standard benefits available to executive officers of the Company, including but not necessarily limited to health insurance, 401K and vacation, all in accordance with the Company’s policies and plans, as more particularly described in the Company’s employee manuals. Employee shall also be entitled to the benefits of the Company’s relocation plan for executives and, subject to his continued employment, Employee may receive the benefits of this program at any time up to March 15, 2007. Employee shall also be entitled to reimbursement for expenses incurred in connection with his responsibilities in accordance with the standard policies and procedures of the Company.

e. Employee shall be entitled to the use of a motor vehicle leased by the Company on Employee’s behalf, the terms of such lease to be subject to the approval of the Board.

3. Termination and Discharge For Cause.

a. At any time on or after January 15, 2008, either party may terminate this Agreement for any reason, provided the terminating party provides no less than twelve (12) months prior written notice to the other party. To avoid any ambiguity, the parties agree that such notice may be provided as early as the first anniversary of the date of this Agreement, such that the termination could be effective as early as January 15, 2008. Any such notice shall be deemed to have been given if hand delivered or if mailed first class, postage prepaid, to the last known address of the party to whom notice is directed. This Agreement shall be terminated upon the death of Employee and the Company may terminate this Agreement upon the disability of Employee. As used in this Agreement, the term “disability” shall mean the inability of

Employee to perform his duties under this Agreement for an aggregate period of twelve (12) weeks in any calendar year resulting from any physical or mental disability. The determination of a disability shall be made by a physician satisfactory to both Employee and the Company.

b. Employee may be terminated at any time for “cause” which shall include only the following:

(i) any conduct by Employee involving dishonesty, fraud, forgery or theft involving the Company or Employee’s employment with the Company;

(ii) Employee’s continued violation of a material policy of the Company for a period of thirty (30) days after Employee’s receipt of a written notice specifying the nature of such violation from the Company;

(iii) Employee being under the influence of or in the unlawful possession of alcohol or drugs while on duty, while on Company property, while on the property of a customer, while operating a Company owned, leased, or rented vehicle, or while pursuing Company business in Employee’s privately owned vehicle;

(iv) Employee’s conviction of a crime involving dishonesty or moral turpitude;

(v) Employee’s material failure to perform his duties for a period of thirty (30) days after having received a written notice specifying such failure from the Company;

(vi) gross misconduct by Employee in connection with performance of his duties hereunder for a period of thirty (30) days after having received a written notice specifying the nature of such misconduct from the Company; or

(vii) Employee’s continued material breach of any of his obligations under this Agreement for a period of thirty (30) days after having received a written notice specifying the nature of such material breach from the Company.

c. It is understood and agreed that, notwithstanding any other provision of this Agreement, except for the provisions of Sections 5 and 6 which shall continue in force in accordance with their terms, this Agreement shall automatically terminate and be of no further force and effect on the Effective Date, as that term is defined in the Retention Agreement between the Company and Employee.

4. Effect of Termination.

a. In the event that Employee’s employment is terminated by reason of the death or disability of Employee as defined in Section 3.a. above, or by the Company for Cause, the Company’s sole obligation to Employee hereunder shall be to pay to him any compensation otherwise payable and owed plus reimbursement for expenses properly incurred hereunder up to and including Employee’s last day of employment.

b. In the event that the Company provides Employee with written notice, in accordance with Section 3.a. hereof, of the termination of Employee’s employment without cause at any time after January 15, 2007, the Company will, for the one-year period following the delivery of such notice of termination, (i) continue to pay to Employee his then current base salary and any incentive compensation to which he would otherwise be entitled, and (ii) continue to provide all other benefits in which Employee was actually enrolled immediately prior to the notice of termination of his employment, with the exception of any benefits that cannot be continued beyond the last day of Employee’s active employment with the Company under the terms of the applicable agreement or plan. This compensation and benefits will be in lieu of any other compensation and benefits provided under this Agreement.

5. Confidential and Proprietary Information.

a. Employee understands and agrees that he will be privy to information that is confidential in nature and proprietary to the Company. Such information shall include, but not be limited to, client and customer lists, revenue and profit information, and business procedures (“Confidential Information”).

b. Employee further understands and agrees that Confidential Information is essential to Company’s business and that the disclosure of such Confidential Information to a third party, including a competitor of Company, would cause irreparable harm to the Company’s business.

c. Employee agrees that, except as provided in subsection 5(d), during the term of this Agreement and following the termination hereof, Employee will keep confidential such Confidential Information and not divulge it to any third party or make use of such information for Employee’s own benefit. In the event of a breach of this section by Employee, the Company shall be entitled to injunctive relief in addition to such other legal remedies as may be available to it.

d. Notwithstanding the foregoing, the restrictions on use and disclosure of Confidential Information set forth in this Agreement will not apply to information that:

(i) is or becomes part of the public domain by publication or otherwise without fault of Employee;

(ii) is required to be disclosed pursuant to a court or government order or other legal process, provided that Employee provides the Company with prompt written notice of such compelled disclosure; or

(iii) is approved for disclosure or use by prior written authorization of the Company.

6. Non-Competition.

In consideration for employment with the Company and in further consideration for the compensation provided in Section 2(b) above, Employee agrees that during the term of Employee’s employment, and for a period of one (1) year following the termination of Employee’s employment with the Company, Employee will not, directly or indirectly, individually or in concert with others, or through the medium of any other corporation, partnership, syndicate, association, joint venture or other entity or as an employee, officer, director, agent, consultant, partner, member, independent contractor or otherwise, compete with the Company or its subsidiaries in the business of providing services to the insurance industry or such other services as are now provided by the Company or its subsidiaries, or which are provided by the Company or its subsidiaries during the term of Employee’s employment by Company, anywhere in the United States or the United Kingdom.

7. COMPLIANCE WITH SECTION 409A OF THE CODE

Payments under this Agreement (including, but not limited to, any payments that may be made under Section 4.b.) are intended to comply with Section 409A of the Code. To the extent the requirements of Section 409A(a)(2)(B)(i) of the Code (relating to the 6-month delay in payments to certain “specified employees” upon separation from service) become applicable to payments under this Agreement, any delayed payments shall made on the first day of the seventh month following the date of Executive’s separation from service. If any compensation payable under the terms of this Agreement would be subject to the Adverse Tax Consequences under Section 409A, then this Agreement shall be amended in a way that avoids the Adverse Tax Consequences under Section 409A without reducing the overall compensation payable under this Agreement. For purposes of the preceding sentence, “Adverse Tax Consequences under Section 409A” shall mean the accelerated inclusion, 20% additional tax rate, and associated interest charge that will apply to any deferred compensation included in taxable income of an individual under Section 409A(a)(1)(B) of the Code.

8. Miscellaneous.

a. This Agreement is personal and shall not be assigned by Employee.

b. This Agreement shall be binding upon and inure to the benefit of Employee, the Company, and their respective heirs, successors and/or assigns.

c. This Agreement shall be construed under and governed in all respects by the laws of the State of New Jersey, without reference to its conflicts of laws principles. Each party to this Agreement irrevocably consents and agrees that any legal action arising out of or in any way in connection with this Agreement shall only be maintained in the courts of the State of New Jersey, in the County of Somerset, or in a United States District Court located in the State of New Jersey, and each party hereto accepts and submits to the exclusive jurisdiction of such courts.

d. If a duly authorized court of competent jurisdiction shall declare any portion or provision of the Agreement illegal or unenforceable, then the remainder of this Agreement shall not be affected thereby and shall continue in full force and effect. In the event that a duly authorized court of competent jurisdiction determines that the restrictive covenants contained in this Agreement are unenforceable because of duration and/or the area encompassed thereby, then Employee and the Company agree that the Court making such determinations shall have the power to reduce the term and/or area of the restrictive covenant, and that such covenant shall be enforceable in its reduced form.

e. The provisions of Sections 5 and 6 of this Agreement shall survive termination of this Agreement and remain enforceable according to their terms.

f. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement.

g. This Agreement shall constitute the entire agreement of the parties relating to the subject matter hereof and shall supersede any and all prior agreements or understandings between the parties. This Agreement may be amended only by a written document signed by both parties.

IN WITNESS WHEREOF, the Employee and the Company have executed and delivered this agreement in duplicate originals on the date indicated opposite their names.

Employee:		Date: January 9, 2006

/s/ James Calver
Name:	James Calver

The Company:		Date: January 9, 2006

By:	/s/ Benjamin A. Currier
Name:	Benjamin A. Currier
Title:	Chairman of the Board
Hooper Holmes, Inc.